Exhibit 12

                              Amscan Holdings, Inc.

                       Ratio of earnings to fixed charges

                        (In thousands, except ratio data)

                                                                Years Ended December 31,
                                               -------------------------------------------------------
                                                 1999        1998        1997        1996       1995
                                               -------     -------     --------    -------     -------
Income before taxes and minority interests     $17,380     $11,604     $ 7,676     $ 5,732     $19,206
Add:  Fixed charges
                                                29,998      26,313       6,512       8,735       6,874
                                               -------     -------     -------     -------     -------

Earnings, as adjusted ....................     $47,378     $37,917     $14,188     $14,467     $26,080
                                               =======     =======     =======     =======     =======
Computation of fixed charges:
   Interest expense ......................     $26,985     $23,779     $ 4,231     $ 6,968     $ 6,025
   Interest portion of rent
     expense .............................       3,013       2,534       2,281       1,767         849
                                               -------     -------     -------     -------     -------
    Total fixed charges ..................     $29,998     $26,313     $ 6,512     $ 8,735     $ 6,874
                                               =======     =======     =======     =======     =======


Ratio of earnings to fixed charges .......       1.6 x       1.4 x       2.2 x       1.7 x       3.8 x